Tidal ETF Trust POS EX

Exhibit 99(h)(xix)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, dated as of October 10, 2022 (the “Effective Date”) by and between Tidal ETF Trust (the “Acquiring Trust”), a Delaware statutory trust, on behalf of each of its series listed on Schedule B, as such may be revised from time to time, severally and not jointly (each, an “Acquiring Fund”), and ProShares Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its current and future series other than those series identified under the caption “Precautionary Notes: Funds Not Covered by the Agreement” on https://www.proshares.com/investment_agreement.html, severally and not jointly (each, an “Acquired Fund”). Each Acquiring Fund and each Acquired Fund is referred to as a “Fund”.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(l)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(l) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(l)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind (particularly in the case of Acquired Funds that are not exchange-traded funds).

(ii) Timing/advance notice of redemptions. With respect to the Acquired Funds named on Schedule A (which may be amended from time to time, upon notification to the Acquiring Fund), the Acquiring Fund will use reasonable efforts to spread large redemption requests (as defined on Schedule A) over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(l)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds

(a)          In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(l)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)          An Acquiring Fund shall promptly notify an Acquired Fund:

(i)	Where an Acquiring Fund and its Advisory Group (as defined in the Rule) individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities; and

(ii)	If at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of the amount noted in (i) above.

(c)          Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in those series identified under the caption “Precautionary Notes: Funds Not Covered by the Agreement” on https://www.proshares.com investment_agreements.html, and that it is an Acquiring Fund’s obligation to review for any changes which may occur from time to time.

4.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

Tidal ETF Trust

Attn: Eric Falkeis

234 W. Florida St., Suite 203

Milwaukee, WI 43204

Email: ericf@tidaletfservices.com

With a copy to:

Toroso Investments, LLC:

Attn: Michael Pellegrino, General Counsel

898 N. Broadway, Suite 2

Massapequa, NY 11758

e-mail: mpellegrino@torosoinv.com

If to the Acquired Fund:

ProShares Trust

c/o ProShare Advisors LLC

Attn: Chris Bercaw

7272 Wisconsin Avenue, 21[s]t Floor

Bethesda, MD 20814

Email: cbercaw@proshares.com

With a copy to:

ProShare Advisors LLC

Attn: General Counsel

7272 Wisconsin Avenue, 21st Floor

Bethesda, MD 20814

Email: generalcounsel@proshares.com

5.	Term and Termination; Assignment; Amendment

(a)        This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)        This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(l)(A) limits in reliance on the Rule.

(c)        This Agreement may not be assigned by either party without the prior written consent of the other.

(d)        This Agreement may be amended only by a writing that is signed by each affected party.

(e)         In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)         In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquired Funds.

6.	Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(l) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

7.	Miscellaneous

(a)         Entire Agreement. This Agreement between the Trust and the Acquiring Funds, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

(b)         Jurisdiction and Governing Law. The Trust and the Acquiring Funds each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court within the City of New York, State of New York and agree that service of process may be accomplished pursuant to the provisions of Section 4 (Notices) above. The parties agree to bring any action with respect to this Agreement and the transactions contemplated hereunder exclusively in federal or state court within the City of New York, State of New York. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to conflicts of law principles thereof.

(c)         Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(d)         Separability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect, unless such construction would be unreasonable.

(e)         Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

(f)          Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other and any attempted assignment without the required consent shall be void.

(g)         Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

(h)         Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7(h).

(i)          Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if required, authorized or approved by a resolution of the Board of Trustees of the Trust.

(j)          Survival. The following provision shall survive termination of this Agreement: Section 7 (Miscellaneous).

(k)         Limitation of Liability of Trustees and Shareholders. A copy of the Declaration of Trust of the Trust and the Acquiring Trust is on file with the Secretary of State of Delaware, and notice is hereby given that: (i) this instrument is executed on behalf of the Trustees of the Acquiring Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Acquiring Trust; and (ii) this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ProShares Trust
/s/ Todd Johnson
Name of Authorized Signer Todd Johnson
Title: President

Tidal ETF Trust
/s/ Ally Mueller
Name of Authorized Signer Ally Mueller
Title: Assistant Treasurer

SCHEDULE A

List of Funds to Which Timing/Advance Notice of Redemptions Applies

Acquired Fund(s)	Definition of Large Redemption

None	N/A

SCHEDULE B

List of Acquiring Funds

Acruence Active Hedge U.S. Equity ETF

Adasina Social Justice All Cap Global ETF

American Customer Satisfaction ETF

ATAC Credit Rotation ETF

ATAC Equity Leverage Rotation ETF

ATAC US Rotation ETF

Aztlan Global Stock Selection DM SMID ETF

Constrained Capital ESG Orphans Daily Inverse ETF

Constrained Capital ESG Orphans ETF

Elevate Shares 2X Daily BETZ ETF

Elevate Shares 2X Daily BLOK ETF

Elevate Shares 2X Daily METV ETF

FolioBeyond Rising Rates ETF

God Bless America ETF

Gotham 1000 Value ETF

Gotham Enhanced 500 ETF

Home Appreciation U.S. REIT ETF

Ionic Inflation Protection ETF

Leatherback Long/Short Absolute Return ETF

Leatherback Long/Short Alternative Yield ETF

Newday Diversity, Equity & Inclusion ETF

Newday Ocean Health ETF

Newday Sustainable Development Equity ETF

Noble Absolute Return ETF

Robinson Alternative Yield Pre-Merger SPAC ETF

RPAR Risk Parity ETF

SoFi Gig Economy ETF

SoFi Next 500 ETF

SoFi Select 500 ETF

SoFi Smart Energy ETF

SoFi Social 50 ETF

SoFi Web 3 ETF

SoFi Weekly Dividend ETF

SoFi Weekly Income ETF

SonicShares Global Shipping ETF

Sound Enhanced Equity Income ETF

Sound Enhanced Fixed Income ETF

Sound Equity Income ETF

Sound Fixed Income ETF

Sound Total Return ETF

SP Funds Dow Jones Global Sukuk ETF

SP Funds S&P 500 Sharia Industry Exclusions ETF

SP Funds S&P Global REIT Sharia ETF

Subversive Cannabis ETF

Unlimited HFND Multi-Strategy Return Tracker ETF

UPAR Ultra Risk Parity ETF

ZEGA Buy and Hedge ETF

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